Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-221785 on Form S-1 of our reports dated April 7, 2017, relating to the consolidated financial statements of A.M. Castle & Co. and subsidiaries, and the effectiveness of A.M. Castle & Co. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of A.M. Castle & Co. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

December 12, 2017